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                                  EXHIBIT 8.2
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             [LETTERHEAD OF FOLEY, HOAG, & ELIOT LLP APPEARS HERE]

                                January 9,1997

BROOKLINE SAVINGS BANK
160 Washington Street
Brookline, MA 02147

     Re:  Mutual Holding Company Formation

Ladies and Gentlemen:

     We have acted as counsel to Brookline Savings Bank (the "Bank"), a Massachusetts chartered mutual savings bank, in connection with certain Massachusetts state tax consequences of the transactions described in the Brookline Savings Bank Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan, dated as of October 8, 1997 and amended on November 14, 1997 (the "Plan"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Plan.

     We have examined the law and such papers, including the Plan, as deemed necessary to render this opinion. As to questions of fact material to our opinions we have relied upon representations set forth in the Plan (including the Exhibits), and such other documents pertaining to the transactions contemplated by the Plan as we have deemed appropriate and necessary. In rendering our opinion, we have relied upon the opinions of Luse Lehman Gorman Pomerenk & Schick related to the federal tax consequences of the transactions contemplated by the Plan (the "Federal Tax Opinions"), without undertaking to verify the same by independent investigation.

     Pursuant to the Plan, a newly-created mutual savings bank will convert to a mutual holding company, Brookline Bancorp, M.H.C. (the "Mutual Holding Company"). The Mutual Holding Company will then transfer all of its assets to a newly-organized Massachusetts chartered stock savings bank (the "Stock Bank") that is a wholly-owned subsidiary of the Mutual Holding Company in exchange for all of the outstanding common stock of the Stock Bank.

     Subsequently, the Bank will merge with and into the Stock Bank (the "Merger"), with the Stock Bank surviving; the Bank's separate corporate existence will cease. In the Merger, depositors of the Bank will exchange their rights (i) to share in the Bank's current earnings
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BROOKLINE SAVINGS BANK
January 9,1997
Page 2


(which is in the nature of the right to receive interest on deposits); and (ii) upon liquidation of the Bank, to share in any surplus remaining after all of the Bank's liabilities have been satisfied (collectively, "Equity Interests") for Equity Interests in the Mutual Holding Company.

     After the Merger, the Mutual Holding Company will contribute the stock of the Stock Bank to a newly-organized, wholly-owned subsidiary (the "Stock Holding Company") in exchange for common stock of the Stock HOlding Company. Finally, the Stock Holding Company will sell 49.9 percent of its voting stock in the Subscription Offering or in a Direct Community Offering.

     In our examination we have assumed that (i) each entity that is a party to any of the documents (the "Documents") described in the preceding paragraphs has been duly organized under the laws of its state or country of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents; (ii) each such entity has full power, authority, capacity and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iii) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, and all signatures are genuine; (iv) any representations made in the Documents are, and will continue to be, true and complete, and no default exists under any of the Documents; (v) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; (vi) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents or assumptions upon which this opinion is based; and (vii) the Federal Tax Opinions have been delivered and have not been withdrawn.

     The opinions rendered herein are based upon the provisions of the Massachusetts General Laws, proposed, temporary and final regulations of the Massachusetts Department of Revenue (the "DOR"), judicial decisions, and rulings and administrative interpretations of the Massachusetts General Laws, as each of the foregoing exist on the date hereof. The opinions rendered herein are not binding on the DOR or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from the opinions rendered below will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions.

     We express no opinion as to the Massachusetts state tax consequences other than those described below, if any, or as to any federal, local or foreign income or other tax consequences, with respect to the transactions contemplated by the Plan.

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BROOKLINE SAVINGS BANK
January 9, 1997
Page 3


     Based on the foregoing, we are of opinion, as of the date hereof and under existing law, as follows:

     1. For purposes of Massachusetts General Laws, chapter 63, sections 1, 2, 30, and 32, no gross income, gain or loss will be recognized by the Bank, the Mutual Holding Company, the Stock Bank, or the Stock Holding Company as a result of the transactions comtemplated by the Plan.

     2. The Mutual Holding Company's basis in the stock of Stock Bank received in the transaction will be the same as the basis of the property transferred in exchange therefor, reduced by the sum of the liabilities assumed by the Stock Bank or to which assets transferred are taken subject.

     3. The Mutual Holding Company's holding period for the common stock of the Stock Bank received in the transaction will include the period during which the property exchanged was held by the Mutual Holding Company, provided that such property was a capital asset in the hands of the Mutual Holding Company on the date of the exchange.

     4. The Stock Bank's basis in the assets received from the Bank in the Merger will be same as the basis of such property in the hands of the Bank immediately prior to the Merger.

     5. The Stock Bank's holding period in the assets received from the Bank in the Merger will include the period during which the assets were held by the Bank, provided that such assets were capital assets in the hands of the Bank on the date of the Merger.

     6. The Mutual Holding Company's basis in the stock of the Stock Holding Company received in the transaction will be the same as the basis of the property transferred in exchange therefor, including the stock of the Stock Bank, reduced by the sum of the liabilities assumed by the Stock Holding Company or to which assets transferred are taken subject.

     7. The Mutual Holding Company's holding period for the stock of the Stock Holding Company received in the transaction will include the period during which the property exchanged was held or considered to have been held by the Mutual Holding Company, provided that such property was a capital asset in the hands of the Mutual Holding Company on the date of the exchange.

     8. No gross income, gain or loss will be recognized by the depositors of the Bank on the receipt of Equity Interests with respect to the Mutual Holding Company in exchange for their Equity Interests with respect to the Bank.



















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BROOKLINE SAVINGS BANK
January 9, 1997
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     9.   Each depositor's aggregate basis in the Mutual Holding Company Equity
Interest received in the Merger will equal the aggregate basis of each depositor's Equity Interest in the Bank.

     10. A depositor's holding period in a Mutual Holding Company Equity Interest received in the Merger will include the period during which the Bank Equity Interest surrendered in exchange therefor was held.

     We are furnishing this letter to you solely for the purpose of satisfying
Section 4 of the Plan. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. We consent, however, to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal and Tax Matters" in the Prospectus.


                                      Very truly yours,

                                      FOLEY, HOAG & ELIOT LLP

                                      By:  /s/ Richard Schaul-Yoder, Esq.
                                          -------------------------------
                                            A Partner